SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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       Commission Only (as permitted
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THE LACLEDE GROUP, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of

ANNUAL MEETING
OF SHAREHOLDERS

and

PROXY STATEMENT

January 28, 2010

720 Olive Street
St. Louis, MO 63101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. central standard time on Thursday, January 28, 2010

Place	Renaissance St. Louis Grand Hotel 800 Washington Avenue St. Louis, Missouri 63101

Items of Business	1.	To elect three members of the Board of Directors to serve for a three-year term.

	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2010 fiscal year.

	3.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

Record Date	You can vote if you are a common shareholder of record on December 1, 2009.

Annual Report	Our 2009 annual report was delivered with this proxy statement.

     Your vote is important. Whether or not you plan to attend the annual meeting, PLEASE VOTE IN ONE OF THREE WAYS: (1) use the toll-free telephone number shown on your proxy card; (2) visit the website shown on your proxy card to vote via the Internet; or (3) mark, sign, date and promptly return the proxy card in the enclosed, pre-addressed, postage-paid envelope. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

By the order of the Board of Directors,

Mary Caola Kullman
Secretary

December 18, 2009

PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

Important Notice Regarding Availability of Proxy Materials for the Shareholders Meeting to be held on January 28, 2010. The proxy statement is available at www.thelacledegroup.com/annualmeeting.

     This proxy statement is furnished to solicit proxies by the Board of Directors of The Laclede Group for use at the annual meeting of its shareholders to be held on January 28, 2010, and at any adjournment or postponement of the meeting. The meeting will be held at the Renaissance St. Louis Grand Hotel, 800 Washington Avenue, St. Louis, Missouri 63101 at 10:00 a.m. central standard time. The Company expects to mail this proxy statement with the annual report for its fiscal year 2009 on or about December 18, 2009.

Annual Meeting Admission

     If you are a shareholder of record and plan to attend the annual meeting, please check in with Company representatives at the meeting. If your shares are held by someone else on your behalf, such as a bank or broker, and you plan to attend the meeting, please bring a letter or statement from that firm that shows you were a beneficial holder on December 1, 2009. Please also bring personal identification.

Voting Matters

How you can vote

     You may simplify voting and save the Company expense by voting by telephone or by Internet. Telephone and Internet voting information is provided on your proxy card. A control number on the proxy card is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone or Internet, you need not mail back your proxy card.

     If you choose to vote by mail, please return your proxy card, properly signed, in the postage-paid envelope provided.

     If you hold your shares through a broker, bank or other holder of record, please follow its directions for providing voting instructions. The availability of telephone or Internet voting will depend on that firm’s processes.

     If you participate in The Laclede Group dividend reinvestment and stock purchase plan or in the Company Stock Fund of the Laclede Gas Wage Deferral Savings Plan, Salary Deferral Savings Plan, or Missouri Natural Wage Deferral Savings Plan and you do not give voting instructions for shares owned by you through any of these plans, none of your shares held in the plans will be voted. To allow sufficient time for voting by the administrators and trustee of the plans, your voting instructions must be received by January 25, 2010.

How you may revoke or change your vote

     You may revoke your proxy at any time before it is voted at the meeting by:

  sending timely written notice of revocation to the corporate secretary;

  submitting another timely proxy by telephone, Internet or paper ballot; or

  attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

Other voting matters

     Holders of record of The Laclede Group common stock at the close of business on December 1, 2009 are entitled to receive this proxy statement and to vote at the meeting. As of that date there were 22,250,225 shares of The Laclede Group common stock outstanding. You are entitled to one vote for each share owned of record on that date.

     All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted by those named in the proxy card in accordance with the recommendations of the Board of Directors.

     If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. As of the printing of this proxy statement, we do not know of any other matter to be raised at the annual meeting.

     We hired Broadridge Investor Communications as an independent tabulator of votes to ensure confidentiality of the voting process. However, if you write comments on your proxy card, the comments will be shared with us. We have also hired IVS Associates, Inc. to serve as independent inspector of elections.

How votes are counted and voting requirements

     Holders of a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote that are present in person or by proxy is required to elect directors (Proposal 1), and to ratify the appointment of the independent registered public accountants (Proposal 2). Shares represented by proxies that are marked or voted:

  “withhold” with respect to the election of directors,

  “abstain” on the ratification of the appointment of the independent registered public accountant, or to deny discretionary authority,

will be counted to determine a quorum but will have the effect of voting against the nominee(s) and the ratification of the appointment of the independent registered public accountant and discretionary authority.

     The Company may receive “broker non-votes.” A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules governing brokers who are voting with respect to shares held in street name, brokers no longer have the discretion to vote such shares on the election of directors, but may exercise discretion to vote such shares on the ratification of the appointment of the independent registered public accountants. Broker non-votes will be considered present for determining whether a quorum exists but will not be considered as votes cast.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Directors Newberry, Van Lokeren, and Yaeger, whose terms will expire upon the election on January 28, 2010, will stand for reelection for terms expiring in 2013. The persons named in the enclosed proxy card intend to vote proxies FOR the election of the three nominees. If any nominee becomes unavailable for any reason before the meeting, which is not anticipated, the proxies received for that nominee will be voted for a person to be selected by our Board of Directors.

Information about the nominees and directors

Nominees for term expiring in 2013:

     Brenda D. Newberry, 56, Chairman of the Board of The Newberry Group. From 2006-2009, she served as its Chairman and Chief Executive Officer. From 1996-2005, she served as its President and Chief Executive Officer. Ms. Newberry founded The Newberry Group in 1996 with her husband. The Newberry Group provides IT consulting services on a global basis, specializing in cyber-security services, information systems consulting, and project management services. She is also a director of Enterprise Financial Services Corp.

Director since	2007

     MaryAnn Van Lokeren, 62, retired as Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, in October 2006. She had served in that capacity since December 1986. She is a director of Masco Corporation.

Director since	2000

     Douglas H. Yaeger, 60, has been Chairman of the Board, President and Chief Executive Officer of The Laclede Group since its inception in October 2000. He has been Laclede Gas’ Chairman of the Board since January 1999, Chief Executive Officer since January 1999 and President since December 1997. He is a director of First Banks, Inc.

Director since	2000

The Board of Directors recommends a vote “FOR”
election of these nominees as directors.

Directors with term expiring in 2011:

     Edward L. Glotzbach, 61, became Vice Chairman of Information Services Group in November 2007 when it acquired Technology Partners International, Inc. From December 2004 to November 2007, he served as President and CEO of Technology Partners International, Inc., an organization that assists clients with the evaluation, negotiation, implementation and management of IT and business process sourcing initiatives. From October 2003 to December 2004, he served as Vice President and Chief Financial Officer of the firm. From 1970 to September 2003, he served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years.

Director since	2005

     W. Stephen Maritz, 51, has been Chairman of the Board of Maritz Inc. since February 2001 and Chief Executive Officer since November 1998. Maritz Inc. provides performance improvement, marketing research and travel services on a global basis.

Director since	2000

     John P. Stupp, Jr., 59, has been President of Stupp Bros., Inc. since March 2004 and Chief Executive Officer of Stupp Corporation since August 1995. He previously served as Executive Vice President from April 1995 – March 2004 and Chief Operating Officer from April 1996 – March 2004. Stupp Bros., Inc. has two operating divisions: Stupp Bridge Company, a fabricator of steel highway and railroad bridges; and Stupp Corporation, producer of custom-made HFW (high frequency weld) and spiral weld pipe for gas and oil transmission; and three subsidiaries: Hammert’s Iron Works, Inc., a fabricator of structural steel; Bayou Coating LLC, coating applicators for steel line pipe; and Midwest BankCentre, a Missouri bank holding company. He serves as a director of Stupp Bros., Inc. and Atrion Corporation.

Director since	2005

Directors with term expiring in 2012:

     Arnold W. Donald, 54, served as President and Chief Executive Officer of Juvenile Diabetes Research Foundation International, the leading charitable funder and advocate of type 1 (juvenile) diabetes research worldwide, from January 2006 to March 1, 2008. He served as Chairman of the Board of Merisant Company from March 2000 to November 2005 and as its CEO from March 2000 to June 2003. He is a director of Crown Holdings, Inc., Oil-Dri Corporation of America, and Carnival Corporation.

Director since	2003

     Anthony V. Leness, 69, was Managing Director Investment Banking – Global Power & Energy Group at Merrill Lynch & Co., Inc., in New York City from 1978 to his retirement on June 30, 2006. Merrill Lynch provides wealth management, capital market, investment banking and consulting services. He served as a relationship manager on a broad range of large and small companies, including industrial, communications, oil and gas exploration, natural gas pipeline, and, since 1990, exclusively on power and natural gas distribution companies.

Director since	2006

     William E. Nasser, 70, was, until October 2003, CEO of SouthWest NanoTechnologies, Inc., a privately held specialty chemical firm. He served as Chairman of Enchira Biotechnology Corp. from April 1998 to January 2003. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995.

Director since	2000

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

     The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of Deloitte & Touche LLP, independent registered public accountant, to audit the books, records and accounts of The Laclede Group and its subsidiaries for the fiscal year ending September 30, 2010. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote “FOR” The Ratification of
The Appointment of Deloitte & Touche LLP as
Independent Registered Public Accountant.

BENEFICIAL OWNERSHIP OF LACLEDE GROUP COMMON STOCK

     The table below shows as of November 30, 2009 the number of shares of our common stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each current director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group.

Amount and Nature of Ownership

	Shares
	Beneficially		Percent
Name	Owned (1)		of Class
M. C. Darrell	24,905	(2)	*
A. W. Donald	6,400	(3)	*
E. L. Glotzbach	8,600	(3)	*
A. V. Leness	9,000	(3)	*
W. S. Maritz	7,350	(3)	*
W. E. Nasser	8,300		*
K. J. Neises	40,228	(2)	*
B. D. Newberry	4,000	(3)	*
M. R. Spotanski	39,753	(2)	*
J. P. Stupp, Jr.	1,160,600	(3)(4)	5%
M. A. Van Lokeren	12,986		*
M. D. Waltermire	40,309	(2)	*
D. H. Yaeger	187,725	(2)(5)	*
Barclays Global Investors, N.A./Barclays Global Fund Advisors/
Barclays Global Investors Ltd./Barclays Global Investors Australia Limited	1,470,490	(6)	7%
Stupp Bros., Inc.	1,155,000	(4)	5%
All nominees, directors and executive officers as a group (21)	1,669,029		8%
____________________

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all of the shares listed.

(2)	Includes options exercisable currently and within 60 days for the following number of shares under the Equity Incentive Plan: M. C. Darrell – 0; K. J. Neises – 9,250; M. R. Spotanski – 12,000; M. D. Waltermire – 14,000; D. H. Yaeger – 90,000. Includes restricted non-vested shares granted under the 2003 Equity Incentive Plan and the 2006 Equity Incentive Plan, as to which a recipient has sole voting power and no current investment power as follows: M. C. Darrell – 17,000; K. J. Neises – 25,000; M. R. Spotanski – 16,000; M. D. Waltermire – 16,000; and D. H. Yaeger – 59,000.

(3)	Includes restricted, non-vested shares granted under the Restricted Stock Plan for Non-Employee Directors, as to which each recipient has sole voting power and no current investment power, as follows: A. W. Donald – 6,400; E. L. Glotzbach – 5,600; A. V. Leness – 2,500; W. S. Maritz – 7,350; B. D. Newberry –4,000; and J. P. Stupp, Jr. – 5,600.

(4)	Stupp Bros., Inc. owns 1,155,000 shares. Mr. Stupp is a director and executive officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc., which is located at 3800 Weber Road, St. Louis, MO 63125. These shares are pledged as collateral to secure credit facilities for Stupp Bros., Inc. and are currently held by Bank of America.

(5)	Includes 20 shares held in spouse’s name.

(6)	Information provided as of December 31, 2008 in Schedule 13G filed by these shareholders, whose address is 400 Howard Street, San Francisco, CA 94105. The shareholdings were reported as follows:

		Sole
	Sole Voting	Dispositive
Barclays Entity	Power	Power
Barclays Global Investors, N.A.	426,926	502,189
Barclays Global Fund Advisors	696,724	948,458
Barclays Global Investors Ltd.	505	14,667
Barclays Global Investors Australia Limited	5,176	5,176
Aggregate	1,129,331	1,470,490

*	Less than one percent.

Stock Ownership Guidelines for Non-employee Directors and Executive Officers

     To provide a direct link between Directors, executives and shareholder interests, the Company has adopted stock ownership guidelines. Within five years of entrance into a covered position, non-employee Directors are expected to own shares with a market value equal to two times the annual retainer, the CEO is expected to own shares with a value equal to two times his base salary, and the other named executive officers are expected to own shares with a value equal to one times their base salary, as determined when the officer first becomes subject to the guidelines. In addition to achieving the share ownership guidelines, directors and executives are expected to retain any award of restricted shares under the Restricted Stock Plan for Non-Employee Directors and under the Equity Incentive Plan for a minimum of three years after the restrictions lapse.

Corporate Governance

Board and Committee Structure

     During the 2009 fiscal year, there were seven meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable Committee meetings, and all directors attended the last annual meeting of shareholders.

     The standing committees of the Board of Directors include the Audit, Compensation, Corporate Governance, Investment Review and Capital Funds Committees.

Audit Committee

     The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant, the internal audit department and the operation of ethics programs. At fiscal year end, the Committee members were Mr. Glotzbach as Committee chair and audit committee financial expert, and Directors Leness, Newberry, Stupp, and Van Lokeren. All Committee members were determined by the Board to be independent and financially literate in accordance with The New York Stock Exchange requirements. The Committee met five times in fiscal year 2009.

Compensation Committee

     The Compensation Committee assists the Board in the discharge of its responsibility relative to the compensation of the Company’s executives, reviews and makes recommendations to the Board relative to the Company’s incentive compensation and equity-based plans, and makes recommendations to the Board regarding director compensation. At fiscal year end, the Committee members, all of whom were determined to be independent, were Directors Donald (chair), Glotzbach, Nasser, and Stupp. The Committee met five times in fiscal year 2009. There are no Compensation Committee interlocks. The Committee’s retention of a compensation consultant is discussed later in the Compensation Discussion and Analysis.

Corporate Governance Committee

     The Corporate Governance Committee considers and makes recommendations to the Board relative to corporate governance and its corporate governance guidelines, assists the Board in identifying individuals qualified to become Board members, assists the Board in the oversight of succession planning for executive officers and approves any related party transactions. The Committee also recommends committee appointments to the full Board. At fiscal year end, the Committee members, all of whom were determined to be independent, were Directors Nasser (chair), Donald, Glotzbach, Maritz, and Van Lokeren. The Committee met two times in fiscal year 2009.

Capital Funds Committee

     The Capital Funds Committee oversees the Company’s significant multi-year contributions to charitable and civic organizations. It also establishes certain criteria for the corporate giving program. At fiscal year end, the Committee members were Directors Maritz (chair), Newberry, and Yaeger. The Committee met once in fiscal year 2009.

Investment Review Committee

     The Investment Review Committee oversees the investments of the defined benefit qualified pension plans of the Company’s subsidiaries. At fiscal year end, the Committee members were Directors Leness (chair), Glotzbach, Maritz, Nasser, Newberry, and Yaeger. The Committee met eight times in fiscal year 2009.

Director Independence

     The Board of Directors believes that a majority of the directors should be independent and determined that the following members were independent: Donald, Glotzbach, Leness, Maritz, Nasser, Newberry, Stupp, and Van Lokeren. Mr. Yaeger, the Chairman, President and Chief Executive Officer, is the only non-independent member of the Board. In determining the independence of directors, the Board found that none of the directors, other than Mr. Yaeger, has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as certain prescribed standards of independence, which are included with our Corporate Governance Guidelines in the Investor Services portion of our website (www.thelacledegroup.com). The director independence standards adopted by the Board largely reflect The New York Stock Exchange standards except the Board chose to use five-year “cooling off” periods, which is longer than The New York Stock Exchange’s three-year period; further the standards provide that the Board does not consider material Laclede Gas Company’s provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to Laclede Gas Company’s tariffed rates.

     The independent members of the Board meet in executive session at least quarterly, which sessions are led by Mr. Nasser, the current Lead Director. Each quarter, the Lead Director solicits from other Board members topics for discussion in those sessions. Topics include, from time to time, the performance of the Chief Executive Officer, executive succession planning, executive compensation matters, and the Company’s strategy.

     All of the members of the Audit, Compensation and Corporate Governance Committees are independent under our director independence standards as well as under the standards of The New York Stock Exchange. Mr. Glotzbach has been determined to be the audit committee financial expert for the Audit Committee and further, Directors Leness, Newberry, Stupp and Van Lokeren, who serve on the Audit Committee, meet the audit committee financial expert requirements.

Corporate Governance Documents

     Our key corporate governance documents include:

  Corporate Governance Guidelines, including Director Independence Standards;

  Charters of each of the Audit, Compensation, and Corporate Governance Committees;

  Code of Business Conduct;

  Financial Code of Ethics;

  Related Party Transaction Policy and Procedures; and

  Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services.

     All of these documents, other than the Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services, are available on our website at www.thelacledegroup.com in the investor services section and a copy of any of these documents will be sent to any shareholder upon request.

Corporate Governance Guidelines

     The Board generally conducts itself in accordance with its Corporate Governance Guidelines. The Guidelines, among other matters, provide:

  the independent directors may elect a Lead Director,

  each independent director must notify the Corporate Governance Committee Chair and the Chairman of the Board as soon as practicable of any event, situation or condition that may affect the Board’s evaluation of his or her independence, independent directors will not be paid for consulting, the Company will not retain their firms for consulting or services without approval of the full Board nor will any personal loans or extensions of credit be made by the Company to any director other than on the same terms as loans or credit are available to customers generally, a director who materially changes his or her job responsibilities must submit a written offer to resign from the Board, which will then take into account the circumstances at that point in time and take such appropriate action as it deems necessary, a director is not eligible for election after reaching age 71,

  directors are responsible for attending Board and Committee meetings as well as the annual meeting of shareholders and expected to attend at a minimum 75% of such meetings,

  the Board and its Committees conduct annual assessments of their performance as well as assessments of the performance of each individual director,

  directors have complete access to management,

  the Board has the ability to retain consultants, experts, and advisors as it deems necessary, at Company expense, and encouragement to attend educational programs at Company expense.

Related Party Transaction Policy and Procedures

     We have adopted the Related Party Transaction Policy and Procedures under which our Corporate Governance Committee generally pre-approves transactions involving more than $100,000 with our directors, executive officers, 5% or greater shareholders, and their immediate family members. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve the transaction and will approve only those transactions that it determines to be in the best interests of the Company. If the Company becomes aware of an existing transaction with a related party that has not been approved under the policy, the matter will be referred to the Committee. The Committee will evaluate all options available including ratification, revision or termination of such transaction. The policy includes certain transactions that are deemed pre-approved because they do not pose a significant risk of a conflict of interest. Such pre-approved transactions include the provision of natural gas service to any of the related parties by our utility subsidiary in accordance with its tariffed rates, transactions entered into pursuant to the competitive bid process, and those transactions at such a level as not to be material to the Company or the related party. There were no related party transactions in fiscal year 2009 requiring Committee action.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services

     Consistent with Securities and Exchange Commission requirements regarding accountant independence, the Audit Committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent registered public accountant. To this end, the Audit Committee adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountant. Under the policy, the Committee or its designated member must pre-approve services prior to commencement of the specified service, provided that all fees relative to compliance with Section 404 of the Sarbanes-Oxley Act may only be pre-approved by the Committee. Any pre-approvals by the designated member between meetings will be reported to the Audit Committee at its next meeting. The requests for pre-approval are submitted to the Audit Committee or its designated member, as applicable, by both the independent accountant and the Company’s Chief Financial Officer with a joint statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on accountant independence. At each Committee meeting, the Audit Committee reviews a report summarizing the services, including fees, provided by the independent accountant; a listing of pre-approved services provided since its last meeting; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent accountant.

Shareholder Nominee Recommendations

     Shareholders who wish to recommend nominees to the Corporate Governance Committee should make their submission to the Committee by the September 30 preceding the annual meeting by submitting it to Corporate Governance Committee Chair, c/o The Laclede Group, 720 Olive Street, Room 1517, St. Louis, MO 63101. Candidates properly recommended by shareholders will be evaluated by the Committee using the same criteria as applied to other candidates. While there is no set of specific criteria for nominees, the Corporate Governance Committee generally will consider the appropriate skills and characteristics needed in light of the current make-up of the Board, including an assessment of the experience, diversity, age and skills represented on the Board. Generally, the Committee looks for persons who evidence personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members. The Company does not typically hire or pay any third party to assist in this process.

Correspondence with the Board

     Those who desire to communicate with the independent directors should send correspondence addressed to the Lead Director, c/o The Laclede Group, 720 Olive Street, Room 1517, St. Louis, MO 63101. All appropriate correspondence is forwarded directly to the Lead Director. The Company does not, however, forward spam, sales, marketing or mass mailing materials; product or service complaints or inquiries; new product or service suggestions; resumes and other forms of job inquiries; or surveys. However, any filtered information is available to any director upon request.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in The Laclede Group shares with the Securities and Exchange Commission and The New York Stock Exchange. Based on our records and information, in fiscal year 2009 our directors and executive officers met all applicable Securities and Exchange Commission reporting requirements.

Audit Committee Report

     The primary function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies; for establishing internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations; and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm (the “firm”) is responsible for planning and performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Company management and the firm.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2009 with management and the firm, Deloitte & Touche LLP. The Committee has also discussed with the firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     Deloitte & Touche LLP has provided the Committee with the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the year ended September 30, 2009.

Audit Committee
Edward L. Glotzbach, Chairperson
Anthony V. Leness
Brenda D. Newberry
John P. Stupp, Jr.
MaryAnn Van Lokeren

Fees of Independent Registered Public Accountant

     The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2009 and 2008 and fees billed for other services during those periods by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2009	2008
Audit fees	$565,000	$564,775
Audit related fees (1)	60,693	5,863
Tax fees (2)	157,600	57,300
All other fees (3)	-	48,298
Total	$783,293	$676,236
____________________

(1)	Audit related fees consisted of comfort letters, consents for registration statements and work paper reviews.

(2)	Tax fees consisted primarily of assistance with tax planning, compliance and reporting.

(3)	All other fees in 2008 consisted of accounting and tax advice relative to the sale of SM&P Utility Resources, Inc. and adoption of a new accounting pronouncement.

     The Audit Committee pre-approved all of the fees disclosed for fiscal years 2008 and 2009. The policy regarding the approval of independent registered public accountant provision of audit and non-audit services is described earlier in this proxy statement.

Directors’ Compensation

     The Compensation Committee periodically reviews director compensation relative to data provided by the Committee’s independent consultant, Frederic W. Cook & Co. Inc., of the Company’s comparator group and publicly traded companies based in St. Louis, Missouri. The basic retainers and fees payable are set forth below. No retainers or fees are paid to directors who are executives or employees of the Company and its subsidiaries.

Board and Committee Fees and Retainers

Annual Board Retainer (1)	$35,000
Lead Director Annual Retainer	12,000
Audit Committee Chair Annual Retainer	10,000
Compensation Committee Chair Annual Retainer	10,000
Other Committee Chair Annual Retainer	6,000
Board Meeting Fee for Personal Attendance	2,000
Board Meeting Fee for Teleconference Attendance	1,000
Committee Meeting Fee for Personal Attendance	1,000
Committee Meeting Fee for Teleconference Attendance	500
____________________

(1)	Effective February 1, 2010, the annual retainer will increase to $55,000.

     The table below discloses the compensation paid or earned by all those who served as Company directors in fiscal year 2009. Not included in the table is the retirement plan for non-employee directors in which participation and benefits have been frozen since November 1, 2002. Under that plan, a non-employee director who had at least five years of service as a director as of November 1, 2002, qualified for an annual payment after retirement in an amount equal to the board retainer at November 1, 2002, ($18,000) with such payments being made for the longer of 10 years or life. The only current directors eligible for benefits under the plan are Nasser and Van Lokeren.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Donald	$64,500	$22,184	$1,132	$8,576	$96,392
Glotzbach	78,500	22,806	10,987	7,352	119,645
Leness	68,500	86,867	-	4,509	159,876
Maritz	59,000	39,751	12,932	10,030	121,713
Nasser	78,500	51,668	51,228	-	181,396
Newberry	63,000	12,201	2,114	4,904	82,219
Stupp, Jr.	61,000	19,304	-	7,352	87,656
Van Lokeren	53,500	51,668	39,511	-	144,679
____________________

(1)	Amounts calculated using the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation-Stock Compensation” (FASB ASC Topic 718), except that these amounts are exclusive of the estimate of forfeitures. See Note 1, Summary of Significant Accounting Policies, Stock- Based Compensation, of the consolidated financial statements in each of the Company’s annual reports on Form 10-K for the years ended September 30, 2005 - 2009 for a discussion regarding the manner in which the fair value of these awards are calculated, including assumptions used.

The table below provides more details relative to the restricted stock awards made under the Restricted Stock Plans for Non-Employee Directors:

	No. of Shares Awarded in Fiscal Year 2009	Fair Value of Shares Awarded in Fiscal Year 2009	Aggregate No. of Shares Awarded at 2009 Fiscal Year End
Donald	1,600	$74,432	6,400
Glotzbach	1,600	74,432	5,600
Leness	1,600	74,432	5,000
Maritz	1,600	74,432	7,350
Nasser	1,450	67,454	7,300
Newberry	1,600	74,432	4,000
Stupp, Jr.	1,600	74,432	5,600
Van Lokeren	1,450	67,454	7,700

Under the plans, each of those directors who does not have benefits under the frozen retirement plan for non-employee directors received a grant of 1,600 restricted shares. Each of those directors with benefits under the frozen retirement plan received a grant of 1,450 shares.

(2)	Represents above-market earnings in fiscal year 2009 on deferrals of fees and retainers by participating directors in the Deferred Income Plans.

(3)	Includes dividends paid on restricted shares of stock.

     The Company’s Restricted Stock Plan for Non-Employee Directors, approved by shareholders in January 2009, provides an initial award of 800 restricted shares to each new non-employee director. Annually thereafter, each non-employee director who is not a participant in the retirement plan for non-employee directors receives an additional grant of 1,600 shares for service rendered during the year preceding the annual meeting, while each non-employee director who is a participant in the retirement plan for non-employee directors receives an annual grant of 1,450 shares on the annual meeting date for the prior year’s service. The Plan trustee purchases shares for grants on the open market and holds them in trust for the account of the participants until they are vested. Forfeited shares are held by the trustee and available for future grants. Participants receive cash dividends on the Company’s common stock and may vote the shares awarded even while the shares are restricted, but the restricted shares may not be sold, pledged or otherwise transferred, except in accordance with the terms of the Plan. Directors Nasser and Van Lokeren are fully vested in their awards under the Plan. Mr. Leness is fully vested in one-half of his awarded shares and the other half will vest on his 70th birthday in 2010. The table below shows the vesting schedule for the other directors.

	Half of Plan Shares Vest	All of Plan Shares Vest
Donald	----	Annual Meeting January 2015
Glotzbach	On 65th birthday in 2013	Annual Meeting January 2017
Maritz	----	Annual Meeting January 2012
Newberry	On 65th birthday in 2018	Annual Meeting January 2019
Stupp, Jr.	On 65th birthday in 2015	Annual Meeting January 2017

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of Executive Compensation Program and Philosophy

     The Company’s Compensation Committee (the “Committee”) establishes the executive compensation philosophy and assists the Board in the development and oversight of all aspects of executive compensation.

Company’s Compensation Philosophy

     In determining compensation of our named executive officers and other key employees, the Company’s compensation philosophy is to pay for performance by:

  Making compensation decisions based on what promotes our corporate strategy, creates shareholder value, and remains equitable for the Company, its executives and its shareholders.

  Providing an executive compensation program to attract, motivate and retain key executives, and to drive the development of value for the shareholders.

Role of the Compensation Committee

     In implementing the Company’s compensation philosophy, the Committee:

  Evaluates the design and administration of each of the components of our executive compensation program, in conjunction with an analysis of total compensation for executives through reviews of tally sheets, and makes adjustments as needed to reflect the execution of our corporate strategy and the creation of shareholder value.

  Reviews the performance of the Company for the most recently completed fiscal year and the degree of attainment of pre-established performance goals by the executives, including the named executive officers.

  Reviews executive compensation data, as prepared by its independent compensation consultant (“Consultant”) from various sources including published surveys from major independent compensation survey providers containing market data from general industry and energy/utilities industry companies, and publicly available data from our comparator group made up of companies of similar size and industry, to ensure our compensation levels and opportunities are competitive.

  Reviews results of internal audit’s review of the CEO’s expenses during the past year.

  Consistent with its charter, approves or makes recommendations to the independent members of the Board as to compensation matters.

     During the course of the year, the Committee requests and receives from management information regarding the attainment of Company objectives and the performance of individual executive officers. However, the Committee obtains its own information regarding the attainment of goals by the CEO.

Role of the Compensation Consultant

     The Committee continued in fiscal year 2009 to retain the firm of Frederic W. Cook & Co., Inc. to serve as its Consultant. Frederic W. Cook & Co., Inc. is a completely independent firm, providing only compensation consulting services to the Committee. The Consultant reports to the Committee and attends most Committee meetings either in person or by phone. Specifically, the Consultant advises the Committee on performance metrics and linkage between pay and performance, makes recommendations to the Committee on companies to be used as a comparator group, and presents findings relative to the competitiveness of the Company’s executive compensation. However, the Committee and the Board retain all decision-making authority.

Role of the CEO in Compensation Matters

     The CEO makes recommendations to the Committee on compensation changes for all Company officers (other than himself), including the other named executive officers. The CEO does not play any role in the establishment of his own compensation opportunity. Each year the CEO provides the Committee with:

  His evaluation of the performance of all Company officers;

  His recommendations for base salary adjustments for those officers;

  Recommendations for promotions, as appropriate;

  His review of the individual objectives for those officers in the Annual Incentive Plan;

  Recommendations for awards under the Annual Incentive Plan based on the officers’ performance; and

  Recommendations for equity grants under the Equity Incentive Plan to those officers based on the officer’s performance and role in executing the corporate strategy to build long-term shareholder value.

Our Named Executive Officers

     The Company’s named executive officers for fiscal year 2009 consisted of the following individuals:

  Mr. Douglas H. Yaeger, our President, Chief Executive Officer and Chairman of the Board;

  Mr. Mark D. Waltermire, our Chief Financial Officer;

  Mr. Kenneth J. Neises, our Executive Vice President of Laclede Gas;

  Mr. Mark C. Darrell, our General Counsel; and

  Mr. Michael R. Spotanski, our Senior Vice President of Operations and Marketing of Laclede Gas.

Components of Executive Compensation

     The Company’s executive compensation program is comprised of the following five basic components:

  Base salary;

  Annual incentive;

  Long-term incentives;

  Post-termination compensation; and

  Other Company provided benefits.

     The Committee uses the processes described in this Compensation Discussion and Analysis (CD&A) to determine the appropriate balance among the components of executive compensation that will result in an effective total compensation package, and does not solely rely on the use of formulaic, targeted allocations between cash and equity based compensation or annual and long-term incentive compensation.

Benchmarking and Comparator Groups

     Each year the Committee evaluates a number of factors when determining executive compensation levels to help ensure that pay opportunities being delivered to our executive officers are competitive with labor markets in which the Company competes for talent. The use of market data from surveys and publicly available sources are elements of this decision-making process. The Committee reviews the data to see how the Company’s executive compensation levels compare to the labor market. If any meaningful deviations compared to the market data are identified, the Committee reviews further to ensure that there is rationale to support this.

     To assist the Committee in its annual market review of executive officer compensation, Frederic W. Cook & Co., Inc., the Committee’s independent consultant (the “Consultant”), prepares an analysis of the market competitiveness of compensation for each officer. The Consultant uses a combination of survey and peer company pay information to establish competitive market rates for base salary and annual and long-term incentives for the officer positions to ensure our competitive market is as robust, reliable and objective as possible on an on-going basis. For 2009 compensation decisions, the Committee used the following sources to develop an understanding of the compensation paid to officers holding similar positions:

1.	Comparator group data, as disclosed publicly, from AGL Resources Inc., Atmos Energy Corporation, New Jersey Resources Corporation, Nicor Inc., Northwest Natural Gas Company, Piedmont Natural Gas Company, South Jersey Industries, Inc., Southwest Gas Corporation, UGI Corporation and WGL Holdings, Inc., which provides information regarding the pay levels and programs at the companies competing in our industry, with whom we compete for executive talent;

2.	American Gas Association (AGA) annual compensation survey, which provides an additional broader source of reliable and consistent industry-specific data; and

3.	General industry data from multiple survey sources, including Mercer and Watson Wyatt, which provides an additional reference market for consideration.

     Of the sources listed above, the Committee places more emphasis on our direct comparator group and broader energy industry sources.

     The AGA compensation survey and general industry data are proprietary third party surveys, and the specific identity of respondents for any given position is not provided to the Company. Because of the large variance in size among participating companies within the general industry surveys, the Consultant conducted analyses, including regression, to adjust the compensation data for differences in revenue size. These adjustments are necessary to allow for appropriate size comparisons between our Company and the participating companies in the third-party surveys. These adjusted data were used as the basis for comparison between us and the companies participating in the third party surveys.

     The Committee reviews each executive’s total target compensation to see if there is sufficient compensation to retain and motivate the executive. If adjustments are needed to create greater alignment with the stated compensation philosophy, the Committee evaluates each component of total compensation (base, annual incentive targets, long-term incentives) to determine where such adjustments may be required. In addition, the Committee considers other subjective factors in its compensation decisions, such as individual performance, experience, future potential, expertise, and a comparison of the specific job to the benchmark position.

Base Salary

     The Company’s base salary program is designed to provide competitive salaries to attract and retain key executive talent and to reward leadership effectiveness. Base salaries for executive officers are generally based on the following factors (none of which is given any particular weight), including:

  The executive’s job responsibilities and performance in his or her position;

  The executive’s level of expertise in a given area;

  The executive’s role in developing and executing corporate strategy;

  The executive’s potential to lead the Company in the future; and

  A comparison of salaries for similarly situated positions.

     Effective February 1, 2009, based on the factors described above, the Committee approved merit increases in the salaries for the named executive officers ranging from 3.0% - 4.4%. In addition to consideration of merit-based increases, the Committee reviewed the market pay data and determined to make certain market adjustments to base salaries that, when combined with annual incentives and long-term incentives, produce total target compensation that is consistent with the stated compensation philosophy. As a result of this review, the Committee approved additional base salary increases in the amount of 3.4% for Mr. Waltermire and Mr. Spotanski.

Annual Incentive Plan

     The Company’s Annual Incentive Plan (“AIP”) is designed to motivate and reward participants for short-term, annual results tied to corporate financial, operational and customer objectives, as well as to individual performance objectives. At the beginning of the fiscal year performance targets are set based on the corporate business and strategic plan for the upcoming year. The level of attainment of those measures, which is calculated after completion of the fiscal year, determines the extent to which the AIP is funded. Awards for executives are based on the following formula:

     AIP Target Opportunity MULTIPLIED BY Individual Performance.

     The AIP Target Opportunity is a dollar value expressed as a percentage of the participant’s base salary, and the actual award may go up or down based on performance against pre-defined goals and objectives. As discussed under the “Role of the Compensation Committee” and “Benchmarking and Comparator Groups” above, the Committee seeks to establish AIP Target Opportunities at levels that, when combined with base salary and long-term incentives, produce total compensation that is consistent with the stated compensation philosophy. The AIP Target Opportunity percentages were approved by the Committee following an assessment by its Consultant of the total target compensation packages for the executive officers.

     Individual Performance is the weighted percentage of performance achievement of the individual’s objectives. Individual objectives for each named executive officer are set at the beginning of the fiscal year and are related to each executive’s functional area of responsibility.

     For fiscal year 2009, the Board set the following corporate-level performance measures and weightings and determined the actual performance level attained:

		Potential Performance Levels/Funding Rate
Performance Measure	Weighting	Threshold 50%	Target 100%	High Performance 150%	Actual Performance Level
Earnings Per Share	70%	$2.49	$2.59	$2.73	$2.93(1)

J.D. Power Customer Satisfaction	15%	Rank in top	Rank in top	Rank in top	Rank in top
Survey – Midwest Local Gas		60%	40%	20%	50%
Distribution Companies

Aggregate Attainment of	15%	60%	80%	100%	87%
Strategic Milestones
____________________

(1)	Represents earnings from continuing operations in fiscal year 2009.

     The table below indicates for the named executive officers their range of payout opportunities for the fiscal year 2009, their target opportunities and the awards paid based on Company and individual performance results:

	Threshold	Target		High	Actual
	Performance	Performance (1)		Performance	AIP Award
Yaeger	50%	75%	$457,500	100%	98%	$600,000
Waltermire	20%	40%	87,400	60%	53%	116,440
Neises	25%	50%	172,500	75%	75%	258,750
Darrell	20%	40%	97,000	60%	53%	128,520
Spotanski	20%	40%	87,400	60%	55%	120,620
____________________

(1)	Represents percentage of base salary.

     Performance status is reviewed periodically during the year, and the Committee reviews and approves the final evaluation shortly after the end of the fiscal year. Some discretionary adjustments may be applied where appropriate, and there are instances where objectives may be modified during the year, when warranted. After evaluating the performance of the Company and the named executive officers, the Board approved annual incentive awards above target for each officer. The award for Mr. Yaeger reflected his leadership role in reaching several strategic plan milestones and in achieving record earnings for seven consecutive years, excluding the fiscal year 2008 operating results and net gain on the sale of SM&P Utility Resources. Mr. Neises’ award reflected his contributions in the growth of Laclede Energy Resources’ business and resulting record earnings as well as his role in both the LER long-term implementation plan and Laclede Gas Company’s gas supply analysis. Mr. Waltermire’s award was based on his involvement in several significant negotiations, including certain real estate transactions, and his leadership role in key projects, including enterprise risk management. Mr. Darrell’s award reflected his leadership in several key legal, regulatory and insurance initiatives. Mr. Spotanski’s award was reflective of his leadership role in driving efficiencies throughout the organization and his role in the implementation of the Continuous Improvement Project.

Long-term Incentives

Equity Incentive Plan

     The Company provides long-term incentive compensation under the Equity Incentive Plan to further align the interests of executives with shareholders and the long-term strategy, as well as provide a retention incentive. Generally, the Committee approved equity grants with approximately 75% of the value of long-term incentives being awarded in performance contingent restricted shares (PCRS) and approximately 25% of the value being awarded in time-vested restricted shares. The time-vested restricted shares are believed to contribute to share ownership and serve as an effective retention approach.

Fiscal Year 2009 Grants

     On November 5, 2008, the Committee granted time-vested restricted shares and PCRS to 18 executives, including all of the named executive officers. Both the time-vested restricted shares and the PCRS are included in the Grants of Plan-Based Awards table in this proxy statement. The time-vested restricted shares fully vest on the third anniversary of the grant date if the recipient continues employment with the Company through that date.

     The PCRS awarded in fiscal year 2009 included threshold, target and high performance levels that may be earned. The threshold level is 50% of the target level and high performance level is 150% of the target level. During the performance period, participants receive dividends and voting rights on the target number of shares.

     The performance criteria for the Fiscal 2009 PCRS are cumulative three-year average earnings per share growth over fiscal years 2009 – 2011 and business portfolio development metrics that are weighted at 80% and 20%, respectively. Performance under the cumulative average earnings per share growth metric is measured by adding the earnings per share for each of the three fiscal years in the performance period and dividing that sum by three. Earnings per share in fiscal year 2009 was $2.93. Earnings per share for fiscal years 2010 and 2011 will be added to the 2009 earnings per share amounts for calculating the three-year average earnings per share to determine if performance at any level has been achieved. Performance under the portfolio development metric is determined by measuring the level of organic earnings and/or investments or acquisitions made in new businesses during the three-year performance period. While we continue to explore various development options, no acquisitions or investments were made in fiscal year 2009.

     To further emphasize the focus on building shareholder value, the Committee included a modifier to the 2009 PCRS award based on a review of the Company’s relative total shareholder return compared to the previously identified comparator group over the three-year performance period. The awards may be subject to forfeiture of up to 25% if relative total shareholder return is below the median of the comparator group. In setting the targets for these metrics, the independent members of the Board established measures that are challenging, yet achievable.

     The targets require specific levels of growth on each metric over the three-year performance period. The performance targets are considered to be confidential and competitive information, particularly to the extent the performance targets relate to projected company financial data and strategy, neither of which the Company publicly discloses. An analysis of the fiscal years 2007 – 2009 targets compared to actual performance is covered later in this section. As the metrics have since changed, we have no history of performance relative to these types of awards from which to provide an analysis of past difficulty in meeting various performance levels. The Committee believes that targeted levels of performance for the EIP grants are challenging, yet attainable, and thus would not be achieved all of the time. The Committee also believes, at the time the performance goals were set, that high performance is set at levels that would require exceptional performance that is very difficult to achieve.

Description and Example of Interpolation

     Determination of performance between threshold and target performance and between target and high performance is based on straight-line interpolation, certified by the Committee. The following example illustrates how we compute the number of shares of PCRS earned by a participant under a hypothetical award. For purposes of the example, assume the following terms for a grant:

     Three year performance period

Maximum shares able to be earned under the award:	3,000

Metrics:

For Illustrative Purposes Only	Threshold	Target	High Performance
Average EPS over three-year period	$1.00	$1.50	$2.00
Number of shares as to which	1/3 x 3,000	2/3 x 3,000	Maximum or
restrictions lapse	(1,000) x 80%	(2,000) x 80%	3,000 x 80%
	weighting = 800	weighting = 1,600	weighting = 2,400
	shares eligible	shares eligible	shares eligible at
	at threshold	at target	high performance
Portfolio Development	Investment of	Investment of	Investment of
	$500,000 or	$1.0 million or	$1.5 million or
	earnings added of	earnings added of	earnings added of
	$.01/share	$.02/share	$.03/share
Number of shares as to which	1/3 x 3,000	2/3 x 3,000	Maximum or
restrictions lapse	(1,000) x 20%	(2,000) x 20%	3,000 x 20%
	weighting =	weighting =	weighting =
	200 shares	400 shares	600 shares

     Shareholder Return Modifier: Committee retains the discretion to reduce the total award of performance contingent restricted stock by up to 25% based on total shareholder return performance relative to the comparator group stated above.

     Total Shareholder Return for the Company and for comparator companies shall be calculated as:

Total Share Value at the end of	MINUS	Average Share Price Immediately
the Performance Period		Prior to the Grant
Average Share Price Immediately Prior to the Grant.

     Total Share Value at the end of the Performance Period is calculated as the average share price for the last quarter of the performance period (7/1/11 – 9/30/11) plus the value of reinvested dividends. Average Share Price Immediately Prior to the Grant is calculated using the average share price for the last quarter immediately prior to the grant (7/1/08 – 9/30/08).

     Using the hypothetical grant, outlined in the table above, assume the actual performance results in average EPS over the three-year period of $1.05 and portfolio development investment of $1.25 million at the end of the performance period.

     The EPS performance exceeded the threshold level, so the participant earned the 800 shares eligible to be earned for the threshold level performance. Since the actual EPS reached 10% of the range between threshold and target, the participant also earned 10% x 80% weighting x the 1,000 share difference between threshold and target, or 80 additional shares. Thus under the EPS metric, the participant has earned 880 shares.

     For the portfolio development metric, the performance exceeded the target, so the participant earned the 400 shares eligible to be earned at target; and since the actual investment reached 50% of the range between target and high performance, the participant also earned 50% x 20% weighting x the 1,000 share difference between target and high performance, or 100 additional shares. Thus under the portfolio development metric the participant earned 500 shares.

     The total shares earned, prior to total shareholder return results are considered, is 1,380 (880 + 500) shares. However, if the Company’s total shareholder return fell below the median of the comparator group, up to 345 (25% of 1,380) shares earned may be forfeited.

     With regard to the Compensation Committee’s certification of performance, the Committee, which is comprised solely of independent directors, reviews and discusses the calculations of the metrics to verify compliance with the terms of the award agreement, determines the level of performance achieved and the number of shares earned. The Committee then approves resolutions that reflect the Committee’s determinations. The PCRS will vest upon the Committee’s certification as to performance.

Vesting of Shares Granted in Prior Fiscal Years

     In November 2006, the Committee granted shares of PCRS to 12 current executives for the performance period of FY 2007 – 2009. The vesting of those shares was contingent upon the attainment of earnings per share growth and dividend growth measures over the three-year performance period. In reviewing the Company’s performance over the performance period and in accordance with the terms of the Equity Incentive Plan, the Committee determined the Company’s performance level at the end of the period by averaging the earnings per share for fiscal year 2007 and only the continuing operations earnings per share for fiscal year 2008 so as not to include the gain from the sale of SM&P, and fiscal year 2009. The metrics and actual performance for these PCRS were as follows:

				Actual
	Weighting	Threshold	Target	Performance
Three Year EPS	70%	$2.11	$2.35	$2.64
Dividend Growth	30%	$1.48	$1.54	$1.54

     This grant did not have a high performance level.

     As shown by the above table, the Committee certified that performance met or exceeded the target level on both metrics, resulting in a total of 30,000 PCRS shares vesting on November 2, 2009 for the named executive officers as follows:

Yaeger	15,000
Waltermire	3,000
Neises	5,000
Spotanski	3,000
Darrell	4,000

     In December 2007, the Committee made a special two-year PCRS award to Mr. Neises based in anticipation of his retirement in December 2009. The vesting of those shares was contingent on attaining specific strategic objectives; including LER expansion in which Mr. Neises received a high performance rating. The threshold, target, and high performance number of shares for this award were 5,000, 10,000, and 15,000. In reviewing Mr. Neises’ performance on the strategic objectives over the performance period, the Committee determined that in the aggregate he exceeded target and reached 25% of the range between target and high performance. Based on this achievement, 11,250 shares became vested on October 30, 2009.

Incentive Compensation Plan

     Laclede Gas Company offers an Incentive Compensation Plan that was designed to provide a long-term incentive for certain senior executives. The plan provided for the award of share units with two payment features: quarterly dividend equivalent payments and an annual deferred compensation amount based on changes in consolidated retained earnings. The Laclede Gas Incentive Compensation Plan was frozen in 2003. Under the plan, Messrs. Yaeger and Neises are currently the only active employee participants and have 73,465 and 34,750 fully vested share units, respectively. There are also other retired executives receiving benefits under this plan. The dividend equivalents and deferred compensation amounts are reflected in the all other compensation and non-equity incentive plan compensation columns, respectively, of the Summary Compensation Table.

Post-Termination Compensation

     The Company believes it is important to provide officers the payment of benefits in the event of a termination, resignation or retirement after a change in control, particularly since it generally does not enter into employment agreements. As a result, various Company plans include provisions relative to vesting or payments in the event of a termination after a change in control. More details on these various provisions are discussed later in the Potential Payments Upon Termination or Change in Control section.

     The Company’s Management Continuity Protection Plan provides for lump sum severance payments if an officer is terminated for any reason (other than death, disability or for actions involving moral turpitude) within a certain period following a change in control. For more discussion of the details of these plan provisions, see the discussion in Potential Payments Upon Termination or Change in Control below.

Executive Salary Protection Plan

     The executive salary protection plan entitles the designated beneficiaries of a participating executive officer to receive certain payments upon the executive officer’s death. The amount of the payment is determined based upon the annual salary of the executive officer, whether the executive officer was actively employed or retired and the age of the executive officer, all as of the time of the executive officer’s death. If the executive officer dies prior to retirement, his beneficiary receives, payable monthly, an aggregate amount equal to his annual salary at death for the first year following the officer’s death. In each of the nine years following that first year, his beneficiary receives, payable monthly, an aggregate amount equal to ½ his annual salary at death.

If the officer dies after retirement, but before age 70, his beneficiary receives, payable in four equal installments, an aggregate amount equal to twice the officer’s annual salary at retirement. If the officer dies after retirement and after age 70, his beneficiary receives, payable in two equal installments, an aggregate amount equal to the officer’s annual salary at retirement. Of the named executive officers, only Messrs. Yaeger and Neises are participants in this plan. The Company provides a life insurance benefit for the other named executive officers in an amount equal to: (i) double their base salary up to a maximum benefit of $500,000 while they are employed by the Company and prior to age 65, (ii) 65% of double their base salary while they are employed on and after age 65 but before age 70, (iii) 50% of double their base salary after retirement but before age 70, and (iv) 25% of double their base salary after age 70. The costs for this coverage are included in the all other compensation column of the Summary Compensation Table.

Deferred Income Plans

     Since 1986, the Company has offered its directors, officers and certain key employees the opportunity to defer income under deferred income plans. More details on the plan are provided in the Nonqualified Deferred Compensation section later in this proxy statement.

Other Company Provided Benefits

     The Company believes retirement, health and welfare benefits serve an important role in the total compensation and benefits package offered to employees to assist in attracting and retaining key talent. The Company, through its subsidiary, Laclede Gas Company, provides both Company-paid and voluntary health and welfare programs. The programs are reviewed periodically pursuant to the Company’s intent to be competitive within the industry in terms of total compensation.

Retirement Plans

     The Company offers its employees defined contribution 401(k) plans that provide Company matches for all employees, including the named executive officers. All of the named executive officers participate in the Laclede Gas Company Salary Deferral Savings Plan.

     Laclede Gas Company provides a qualified defined benefit retirement plan for its employees. Benefit payments under this plan are based upon a participant’s “average final compensation” and years of service. Effective January 1, 2009, the Company froze the years of service component of the formula and introduced a new qualified defined benefit retirement formula derived from cash balance pay credits based on a participant’s age. Laclede Gas Company also provides nonqualified supplemental retirement plan benefits. More details relative to these plans are included in the Pension Benefits and Nonqualified Deferred Compensation sections later in this proxy statement.

     On March 7, 2008, the Company entered into a Supplemental Pension Agreement with Mr. Neises to retain his services. Under the terms of the qualified pension plan described above, Mr. Neises was subject to mandatory retirement if the Board had not authorized the extension of his employment. More details on the Agreement are included in the Nonqualified Deferred Compensation section.

Perquisites

     As a matter of business philosophy, the Company provides limited perquisites or personal benefits to executive officers (including the CEO). These limited perquisites include the personal use of a Company automobile, parking at the Company headquarters, spousal travel to industry associations that encourage spousal attendance, club memberships that are used primarily for business purposes, and Company paid annual physical exams.

Internal Revenue Code

     The Committee considers Section 162(m) of the Internal Revenue Code in the design of incentive plans to preserve the corporate tax deductibility of compensation. In some circumstances, however, the Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Annually, the Committee reviews all compensation programs and payments, including the tax impact on the Company.

Accounting Information

     The Company accounts for equity incentive grants under FASB ASC Topic 718 and uses the binomial option-pricing model to estimate the fair value of awards of stock options. The fair value of restricted stock awards is estimated using the closing price of the Company’s common stock on the grant date or, for those with the total shareholder return modifier, as valued by a Monte Carlo simulation model that assesses probabilities of various outcomes of market conditions. Each year an independent third party runs the Monte Carlo simulation, which is subject to the audit procedures of the Company’s independent registered public accounting firm. During fiscal year 2009, the Company did not make any modifications to equity grants that resulted in a re-measurement of expense under the accounting rules.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board (and the Board has approved) that the CD&A be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

COMPENSATION COMMITTEE
Arnold W. Donald, Chairman
Edward L. Glotzbach
William E. Nasser
John P. Stupp, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The table that follows presents information about compensation for the Company’s named executive officers for the last fiscal year.

     Salary – Salary includes amounts earned in the most recent fiscal year. The Board considers adjustments to salaries of officers at its January meeting after the appointment of officers, with any adjustment effective February 1. The amounts in this column also include any amounts of salary that the named executive officer may have deferred under the Laclede Gas Company Salary Deferral Savings Plan and deferred income plans. Salary deferred under the deferred income plans also appears in the “Executive Contributions in Last FY” column of the Nonqualified Deferred Compensation table.

     Stock Awards – The amounts in this column represent amounts calculated using the provisions of FASB ASC Topic 718, except that these amounts are exclusive of the estimate of forfeitures for awards of performance contingent restricted stock, time vested restricted stock and restricted stock units in fiscal years 2006, 2007, 2008, and 2009.

     Option Awards – Like the Stock Awards column, the amounts in this column represent calculations in accordance with FASB ASC Topic 718. These amounts are for option awards made in fiscal years 2003, 2004 and 2005, all of which are now vested. All of the options have exercise prices equal to the closing market price on the respective grant dates.

     Non-Equity Incentive Plan Compensation – This column includes bonuses earned by the named executive officers under the Annual Incentive Plan, as well as deferred compensation amounts earned under the Laclede Gas Incentive Compensation Plan. Further details relative to the Plan are in the CD&A.

     With regard to the Laclede Gas Incentive Compensation Plan, share units were awarded that provide for the payment of dividend equivalents and the accrual of annual deferred compensation amounts. The amounts in this column represent the accruals of deferred compensation amounts in 2009. The dividend equivalent payments are in the All Other Compensation column. The plan has been frozen as to new participants and no awards have been made since 2002. Of the named executive officers, only Messrs. Yaeger and Neises have outstanding awards under this plan. Messrs. Yaeger and Neises are now fully vested in their awards of 73,465 and 34,750 share units, respectively. They will forfeit all rights to the share units, however, if their employment ends for any reason other than retirement, death, disability or resignation following a hostile change in control of the Company. Because Messrs. Yaeger and Neises are fully vested, they, and their spouses after their deaths, are entitled to continue receiving dividend equivalent payments for life. The deferred compensation amounts are payable upon retirement in 10 annual installments with interest credited after retirement based on the then current prime rate. These amounts are also included in the “Company Contributions in Last FY” column of the Nonqualified Deferred Compensation Table later in this proxy statement.

     Change in Pension Value and Nonqualified Deferred Compensation Earnings – This column includes the aggregate change in the actuarial present value of the named officers’ accumulated benefit under the Employees’ Retirement Plan of Laclede Gas Company and the Supplemental Retirement Plans, as well as the above market or preferential earnings in fiscal year 2009 on deferrals in the Deferred Income Plans. In fiscal year 2009, the Company adopted the measurement date provisions of Statement of Financial Accounting Standard (SFAS) No. 158, as codified in ASC Topic 715, “Compensation – Retirement Plans” (FASB ASC Topic 715). ASC Topic 715 required the measurement date for the pension plans be changed from June 30 to September 30, resulting in a 15-month measurement period. Because of this change in the measurement date, the aggregate change in the actuarial present value has been annualized for fiscal year 2009.

Summary Compensation Table

						Change in
						Pension Value
						And
						Nonqualified
					Non-Equity	Deferred	All Other
			Stock	Option	Incentive Plan	Compensation	Compensation
Name	Year	Salary	Awards (1)	Awards (1)	Compensation (2)	Earnings (3)	(4)	Total
Yaeger	2009	$623,333	$991,049	$5,612	$702,116	$1,399,223	$246,142	$3,967,475
Chairman of the Board,	2008	591,667	612,562	72,527	699,277	808,604	230,701	3,015,338
President & CEO	2007	546,667	321,416	143,987	403,180	754,910	184,792	2,354,952
Waltermire	2009	227,833	243,542	842	116,440	336,361	49,404	974,422
Chief Financial Officer	2008	215,667	126,859	11,138	85,910	104,865	39,646	584,085
Neises	2009	355,000	470,128	2,104	307,053	415,162	213,401	1,762,848
Executive Vice President,	2008	338,333	267,813	27,198	316,725	334,051	105,219	1,389,339
Laclede Gas	2007	321,100	107,139	53,995	217,885	414,941	88,218	1,203,278
Darrell	2009	248,167	255,525	842	128,520	119,527	52,426	805,007
General Counsel	2008	240,000	149,285	10,101	104,000	55,307	44,321	603,014
Spotanski	2009	227,833	243,542	842	120,620	435,480	48,385	1,076,702
Sr. Vice President of	2008	215,667	126,859	10,879	82,070	144,433	41,137	621,045
Operations & Marketing,
Laclede Gas
____________________

(1)	Amounts calculated using the provisions of FASB ASC Topic 718, except that these amounts are exclusive of the estimate of forfeitures. See Note 1, Summary of Significant Accounting Policies, Stock-Based Compensation, of the consolidated financial statements in the Company’s annual reports on Form 10-K for each of the years ended September 30, 2005 – 2009 for discussions regarding the manner in which the fair value of these awards are calculated, including assumptions used.

(2)	In fiscal year 2009, the named executives earned awards under the Annual Incentive Plan and accrued deferred compensation amounts under the Laclede Gas Company Incentive Compensation Plan and Laclede Gas Company Incentive Compensation Plan II, which represents the incentive compensation plan as modified to comply with section 409A of Internal Revenue Code. The details are below:

		Incentive Compensation
		Plan – Deferred
	Annual Incentive Plan	Compensation
	Award Earned	Amounts Accrued	Total
Yaeger	$600,000	$102,116	$702,116
Waltermire	116,440	-	116,440
Neises	258,750	48,303	307,053
Darrell	128,520	-	128,520
Spotanski	120,620	-	120,620

(3)	In fiscal year 2009, the Company adopted the measurement date provisions of SFAS No. 158, as codified in ASC Topic 715. ASC Topic 715 required the measurement date for the pension plans be changed from June 30 to September 30, resulting in a 15-month measurement period. Because of this change in the measurement date, the aggregate change in the actuarial present value has been annualized for fiscal year 2009. The amounts shown below in the “Above-Market Interest” column are also included in the amounts in the “Aggregate Earnings in Last FY” column of the Nonqualified Deferred Compensation table for the deferred income plans.

	Increase in Pension Value	Above-Market Interest	Total
Yaeger	$1,371,035	$28,188	$1,399,223
Waltermire	335,836	525	336,361
Neises	357,177	57,985	415,162
Darrell	118,041	1,486	119,527
Spotanski	431,138	4,342	435,480

(4)	The table below provides details on the amounts included in this column:

		Dividend Equivalents under	Dividends on
		Laclede Gas Incentive	Restricted Stock
	401(k) Match	Compensation Plan	Awards	Perquisites	Total
Yaeger	$11,500	$113,136	$90,860	$30,646	$246,142
Waltermire	10,259	-	24,640	14,505	49,404
Neises	13,702	53,515	38,500	17,062	122,779
Darrell	10,098	-	26,180	16,148	52,426
Spotanski	10,358	-	24,640	13,387	48,385

Perquisites include personal use of sports boxes, Company automobiles, and club memberships not used wholly for business purposes; life insurance premiums, physical exams, parking, and spousal travel. Values for perquisites are based on aggregate incremental costs to the Company and its subsidiaries. No individual perquisite exceeds $25,000.

This column also includes for Mr. Neises $90,622 of deferred compensation he accrued in fiscal year 2009 under his supplemental pension benefit agreement as described further under Nonqualified Deferred Compensation.

Grants of Plan-Based Awards

     The plans under which grants in the table below were made are generally described in the Compensation Discussion and Analysis in the Annual Incentive Plan and Equity Incentive Plan sections. Under the Annual Incentive Plan, grants of potential awards are typically made in November with the determinations of earned award amounts made in the following October based upon individual and corporate performance in the most recently completed fiscal year. Equity awards are generally considered for award in October each year, with the grant date being the fourth business day after the earnings release for the fiscal year is issued. Under the Equity Incentive Plan, performance awards, stock appreciation rights, stock options, restricted stock grants, and restricted stock units may be awarded.

Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)
									All Other
	Grant	Action					(In Shares)		Stock	Grant Date
Name	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)	Fair Value (4)
Yaeger	11/14/08	11/14/08	$305,000	$457,500	$610,000
	11/5/08	10/30/08				8,250	16,500	24,750	5,500	$1,447,460
Waltermire	11/14/08	11/14/08	43,700	87,400	131,100
	11/5/08	10/30/08				2,500	5,000	7,500	1,500	430,141
Neises	11/14/08	11/14/08	86,300	172,500	258,800
	11/5/08	10/30/08				5,000	10,000	15,000	-	707,613
Darrell	11/14/08	11/14/08	48,500	97,000	145,500
	11/5/08	10/30/08				2,500	5,000	7,500	1,500	430,141
Spotanski	11/14/08	11/14/08	43,700	87,400	131,100
	11/5/08	10/30/08				2,500	5,000	7,500	1,500	430,141
____________________

(1)	These columns show the range of payouts for performance in fiscal year 2009. The amounts paid in fiscal year 2010 but earned based upon performance in fiscal year 2009 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are based on the metrics described in the Compensation Discussion and Analysis.

(2)	These columns show the range of payouts for the performance-contingent restricted stock granted in fiscal year 2009. The dollar amounts recognized by the Company for these awards are shown in the Stock Awards column in the Summary Compensation Table with the valuation calculated using the assumptions referenced in footnote 1 to that table.

(3)	This column shows the number of shares of time-vested restricted stock granted in fiscal year 2009 as to which the restrictions will lapse on November 5, 2011.

(4)	This column provides the maximum number of shares valued using the provisions of FASB ASC Topic 718, except that these amounts are exclusive of the estimate of forfeitures.

     In November 2008 awards were made to all of the named executive officers. These awards included performance-contingent restricted shares (“PCRS”), which are restricted shares that vest upon the attainment of multi-year performance results. Under the terms of the awards, these shares may vest if certain corporate performance metrics for the 2009 – 2011 fiscal year performance period are met or exceeded. The performance criteria for the PCRS awarded in fiscal year 2009 are the average earnings per share as measured at the end of a three-year period and portfolio development metrics weighted at 80% and 20%, respectively, subject to reduction by up to 25% if the Company’s relative shareholder return is below the median of the comparator group described in the CD&A. If the performance contingency is not satisfied for the fiscal year 2009-2011 performance period, the shares will be forfeited. At the conclusion of the performance period, payouts can range from 0% to 150% of target. Executives are expected to retain any vested shares, except for the payment of taxes on such shares, for an additional three-year period. In the event of a change in control, vesting will accelerate at the target level on a pro rata basis if the shares have not already been forfeited and the successor does not assume the award or provide a comparable award, provided that the assumed or replacement award must provide that the vesting will be accelerated if the participant is terminated without cause within 24 months of the change in control. If a participant leaves the Company due to death, disability or retirement, the participant’s shares may vest on a pro rata basis if the performance metrics are met. Prior to vesting, participants are entitled to receive the dividends payable on and to vote the shares at the target level. More details on these awards are included in the CD&A.

     In addition to the PCRS, the named executive officers were also awarded time-vested restricted stock on November 5, 2008. The restrictions will lapse as to these shares on November 5, 2011. Prior to vesting, participants are entitled to receive the dividends payable on and to vote the shares. If the executive is terminated without cause within two years after a change in control, the executive will become vested in the restricted shares at that time. If the executive leaves the Company’s employment prior to the vesting date due to mandatory retirement, the executive will vest pro rata in the restricted shares on the mandatory retirement date. More details on these awards are included in the CD&A.

Outstanding Equity Awards Table

	OPTION AWARDS					STOCK AWARDS
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
								Market	Plan Awards:	Market or
							Number	Value of	No. of	Payout Value
		Number of	Number of				of Shares	Shares or	Unearned	of Unearned
		Securities	Securities				or Units of	Units of	Shares, Units	Shares, Units
		Underlying	Underlying			Stock	Stock That	Stock That	or Other	or Other
	Option	Unexercised	Unexercised	Option	Option	Award	Have Not	Have Not	Rights That	Rights That
	Grant	Options	Options	Exercise	Expiration	Grant	Vested	Vested	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Price	Date	Date	(1)	(2)	Vested (3)	Vested (2)
Yaeger	2/5/03	10,000	-	$23.27	2/5/13	11/2/06	-	-	15,000	$482,400
	11/5/03	40,000	-	28.85	11/5/13	12/5/07	5,500	$176,800	16,500	530,640
	11/3/04	40,000	-	30.95	11/3/14	2/14/08	15,000	482,400	-	-
	-	-	-	-	-	11/5/08	5,500	176,800	16,500	530,640
Waltermire	11/5/03	8,000	-	28.85	11/5/13	11/2/06	-	-	3,000	96,480
	11/3/04	6,000	-	30.95	11/3/14	12/5/07	1,500	48,240	5,000	160,800
	-	-	-	-	-	11/5/08	1,500	48,240	5,000	160,800
Neises	11/5/03	1,750	-	28.85	11/5/13	11/2/06	-	-	5,000	160,800
	11/3/04	7,500	-	30.95	11/3/14	12/5/07	-	-	10,000	321,600
	-	-	-	-	-	11/5/08	-	-	10,000	321,600
Darrell	-	-	-	-	-	11/2/06	-	-	4,000	128,640
	-	-	-	-	-	12/5/07	1,500	48,240	5,000	160,800
	-	-	-	-	-	11/5/08	1,500	48,240	5,000	160,800
Spotanski	11/5/03	6,000	-	28.85	11/5/13	11/2/06	-	-	3,000	96,480
	11/3/04	6,000	-	30.95	11/3/14	12/5/07	1,500	48,240	5,000	160,800
	-	-	-	-	-	11/5/08	1,500	48,240	5,000	160,800
____________________

(1)	Vesting dates for these awards are provided below:

Grant Date	Vesting Date
12/5/07	12/5/10
2/14/08	12/1/11
11/5/08	11/5/11

(2)	The dollar amounts in these columns reflect the value calculated using the closing price of the Company stock on September 30, 2009 ($32.16).

(3)	Vesting dates, performance periods and levels of awards, assuming performance metrics are met, are provided below:

	Performance
Grant Date	Period	Vesting Date	Name	Threshold	Target	Maximum
11/2/06	10/1/06 – 9/30/09	11/02/09	Yaeger	7,500	15,000	N/A
			Waltermire	1,500	3,000	N/A
			Neises	2,500	5,000	N/A
			Darrell	2,000	4,000	N/A
			Spotanski	1,500	3,000	N/A
12/5/07	10/1/07 – 9/30/09	10/30/09	Neises	5,000	10,000	15,000
12/5/07	10/1/07 – 9/30/10	Date in FY 2011 of	Yaeger	8,250	16,500	24,750
		certification	Waltermire	2,500	5,000	7,500
		performance	Darrell	2,500	5,000	7,500
		metrics met	Spotanski	2,500	5,000	7,500
11/5/08	10/1/08 – 9/30/11	Date in FY 2012 of	Yaeger	8,250	16,500	24,750
		certification	Waltermire	2,500	5,000	7,500
		performance	Neises	5,000	10,000	15,000
		metrics met	Darrell	2,500	5,000	7,500
			Spotanski	2,500	5,000	7,500

Option Exercises and Stock Vested in Fiscal 2009 Table (1)

	Option Awards		Stock Awards
	No. of Shares Acquired	Value Realized on	No. of Shares Acquired	Value Realized on
Name	on Exercise	Exercise	on Vesting	Vesting
Yaeger	-	-	15,000	$802,200
Waltermire	-	-	3,000	160,440
Neises	2,000	$50,340	5,000	267,400
Darrell	3,000	56,832	4,000	213,920
Spotanski	-	-	3,000	160,440
____________________

(1)	The table above reflects shares granted under the Equity Incentive Plan in November 2005 that vested on November 2, 2008 but does not reflect shares that vested after the close of fiscal year 2009.

Pension Plan Compensation

     Laclede Gas Company maintains the Employees’ Retirement Plan of Laclede Gas Company, a tax-qualified defined benefit plan. Effective January 1, 2009, Laclede Gas amended its plan to change the way benefits are calculated. Prior to January 1, the Plan provided benefits based on a final pay formula that used a participant’s years of credited service and average final compensation. The average final compensation is the highest consecutive three-year average of the final ten years of employment. After December 31, 2008, participants’ years of credited service under the plan are frozen. However, the average final pay was not frozen and will continue to be based on the highest three-year average in the final ten years of employment. Benefits under the plan formula in effect prior to January 1, 2009 are referred to as “grandfathered benefits.” While normal retirement age under the plan is age 65, participants may retire at age 60 with 10 or more years of service without reduction of the grandfathered benefit for early retirement. Thus, as directed by the Securities and Exchange Commission, we assumed retirement at age 60 in calculating the grandfathered benefits for all the executives except Messrs. Yaeger and Neises, who are age 60 or over and for whom we used actual ages. Grandfathered benefits for participants who retire between age 55 and age 60 with 10 or more years of service are reduced by 1.4% per year for each year below age 60.

     On and after January 1, 2009, the plan uses a cash balance formula that provides: (i) a cash balance credit from between 4-10% of compensation depending on the participant’s age and (ii) interest credits using a rate equal to an average of corporate bond rates published by the Internal Revenue Service. Benefits under the plan formula in effect on and after January 1, 2009 are referred to as “current benefits”. The cash balance credit and interest credit are applied as of December 31 of each year, on an average monthly basis, with interest compounded monthly. During 2009, Messrs. Yaeger and Neises received 10% cash balance credits, Messrs. Waltermire and Darrell received 8% cash balance credits, and Mr. Spotanski received a 7% cash balance credit. The early retirement amount of the current benefits will be the amount credited in the participant’s cash balance account in the case of a lump sum payment. If an annuity is taken at early retirement, the benefit will be the actuarial equivalent of the lump sum amount.

     The Internal Revenue Code generally places a limit on the amount of the annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. Since 1977, Laclede Gas has maintained a Supplemental Retirement Benefit Plan, a nonqualified plan that covers benefits that accrued through December 31, 2004 and that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the limits on the qualified plan. The Company adopted the Supplemental Retirement Benefit Plan II to comply with Section 409A of the Internal Revenue Code, which covers benefits accrued from January 1, 2005 through December 31, 2008. It also adopted Supplemental Retirement Benefit Plan III to provide similar supplemental benefits for those that accrue on and after January 1, 2009 under the new pension plan formula.

     Please note the following relating to the benefits shown in the table below:

  The Supplemental Retirement Benefit Plan is unfunded and subject to forfeiture in the event of bankruptcy.

  The years of credited service in the table are the same as the executives’ years of actual service.

  The compensation used to determine current and grandfathered benefits under the Plan include the amounts in the Salary column and the amount attributable to payments under the Annual Incentive Plan in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

  Executives at the Company are subject to mandatory retirement at age 65 unless the Board of Directors asks them to continue working past that age, as it did with Mr. Neises.

  The pension benefits in the table below were calculated using the September 30, 2009 measurement date;

  the same assumptions as described in Note 3, Pension Plans and Other Postretirement Benefits, of the consolidated financial statements in the Company’s annual report for the year ended September 30, 2009, except we used retirement at the greater of 60 or the executive’s actual age as noted above for the grandfathered benefit and, as required, we did not use an income growth assumption nor any forfeiture assumption;

  for the grandfathered benefit, the greater of
  years of service, multiplied by the sum of 1.7% of Social Security covered compensation (a 35-year average of Social Security maximum bases) plus 2.0% of the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date in excess of Social Security covered compensation; and

  the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date, multiplied by (i) years of service and (ii) the benefit factor of 2.1%, less the executive’s estimated Social Security benefit multiplied by 1.25% for each year of service up to a maximum of 40 years;
  the assumption of a 90% probability that the participant elects a lump sum equivalent of the monthly annuity amount described above.

Pension Benefits Table

		No. of Years	Present Value	Payments
		Credited	of Accumulated	During
Name (1)	Plan Name	Service (2)	Benefit	Last Year
Yaeger	Laclede Gas Company Employees’ Retirement Plan	18.08	$1,148,902	-
	Supplemental Retirement Benefit Plans	18.08	4,641,423	-
Waltermire	Laclede Gas Company Employees’ Retirement Plan	18.92	765,677	-
	Supplemental Retirement Benefit Plans	18.92	209,267	-
Neises	Laclede Gas Company Employees’ Retirement Plan	25.08	1,232,567	-
	Supplemental Retirement Benefit Plans	25.08	2,045,708	-
Darrell	Laclede Gas Company Employees’ Retirement Plan	4.67	209,403	-
	Supplemental Retirement Benefit Plans	4.67	89,285	-
Spotanski	Laclede Gas Company Employees’ Retirement Plan	27.00	991,071	-
	Supplemental Retirement Benefit Plans	27.00	309,439	-
____________________

(1)	Mr. Yaeger is currently eligible for early retirement benefits because he has reached age 55 and has 10 or more years of service. Because he has reached age 60, his grandfathered benefit under the plans will not be reduced. Mr. Neises is currently eligible for normal retirement benefits.

(2)	As noted above, years of credited service were frozen as of December 31, 2008.

Nonqualified Deferred Compensation

     The amounts in the table below include contributions by the executive and earnings on those contributions under the Laclede Gas Company Deferred Income Plan II, which covers deferrals through December 31, 2004, and The Laclede Group Deferred Income Plan, which covers deferrals on and after January 1, 2005 and represents the deferred income plan as modified to comply with Section 409A of the Internal Revenue Code. The amounts relative to these plans are in the first line of the table for each executive.

     The Deferred Income Plan II:

  Allows participants, including the named executive officers, to defer up to 15% of salary and directors to defer up to 100% of fees and retainers,

  provides earnings on the deferrals based on Moody’s corporate bond average rate plus a percentage ranging from 1% to 3%, which percentage varies depending on the age of the participant at the beginning of that plan year, provides for death and disability income benefits that are payable in annual installments over a 15-year period following termination of employment due to total disability or death,

  provides retirement income benefits under the plan payable in annual installments over a 15-year period, but the payments continue for the life of the participant if the participant retires at age 65 or later for employees or age 70 or later in the case of directors, provides for a lump sum payment to the participant in the event of termination within two years following a change in control. The lump sum payment will be equal to the greater of (i) the present value of the deferral account balance projected under the minimum retirement income formula through age 65 or (ii) the actual deferral account accumulated through the termination date.

     The Laclede Group Deferred Income Plan provides similar benefits, except that the retirement benefits in all circumstances are payable in 15 annual installments and benefits payable in the event of death or disability are payable in a lump sum. However, in 2008 participants were offered a one-time opportunity under the transitional relief issued by the IRS under Section 409A to elect a lump sum payment alternative for retirement benefits.

     For Messrs. Yaeger and Neises, the second lines represent the deferred compensation amounts accrued in the last fiscal year on the share units awarded to them under the Laclede Gas Company Incentive Compensation Plan, which covers those units vested as of December 31, 2004, and Laclede Gas Company Incentive Compensation Plan II, which covers those units that vested on and after January 1, 2005, as well as the aggregate deferred compensation amounts at fiscal year end that they have accrued under the plans. The Laclede Gas Company Incentive Compensation Plan II was adopted to comply with Section 409A of the Internal Revenue Code.

     On March 7, 2008, Laclede Gas Company entered into a Supplemental Pension Agreement with Mr. Neises that triggers payment upon his death, disability or retirement. The amount of the payment will be in an amount equal to: the sum of his benefit under the pension plan and the Supplemental Retirement Plans as of his mandatory retirement date of November 1, 2005, plus the incremental difference between that amount and the amount he would have received under the plans on November 1, 2007 – the first date to which his mandatory retirement date was extended by the board, plus the incremental difference between the immediately preceding amount and the benefit calculated as of his death, disability or retirement; all offset by the actual benefit payable to him under the terms of the plans on the date of his death, disability or retirement. The amount of benefit that he accrued under this agreement in fiscal year 2009 is in his third line of the table.

Nonqualified Deferred Compensation Table

		Executive	Company	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
Name		in Last FY (1)	in Last FY (2)	Last FY (3)	Distributions	FYE
Yaeger	Deferred Income Plans	$89,438	$-	$60,967	-	$723,147
	Incentive Compensation Plan	-	102,116	-	-	539,666
Waltermire	Deferred Income Plans	11,250	-	720	-	11,970
Neises	Deferred Income Plans	-	-	116,132	-	1,247,280
	Incentive Compensation Plan	-	48,303	-	-	254,058
	Supplemental Pension Agreement	-	-	90,622	-	465,954
Darrell	Deferred Income Plans	9,450	-	3,469	-	45,719
Spotanski	Deferred Income Plans	30,300	-	9,985	-	132,740
________________________

(1)	The amounts in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The amounts in this column are also included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for Messrs. Yaeger and Neises.

(3)	The amounts attributable to above market interest on non-qualified deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table and identified in footnote 4 to that table are also included in this column.

Potential Payments Upon Termination or Change in Control

     The following discussion describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment if such termination were to occur on September 30, 2009 and using the closing price of $32.16 per share of the Company’s stock on the New York Stock Exchange on September 30, 2009, the last trading day of the fiscal year. The discussion does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

     The distributions of plan balances under the Company’s deferred income plans are discussed in the Nonqualified Deferred Compensation section of this proxy statement and the payments under the Incentive Compensation Plan are discussed in the narrative to the Summary Compensation Table in this proxy statement.

Management Continuity Protection Plan

     The Management Continuity Protection Plan, adopted in 1991 and restated in the first quarter of fiscal year 2009 to be compliant with Section 409A of the Internal Revenue Code, provides for the payment of benefits to officers in the event of termination, resignation or retirement after a change in control. The agreements executed pursuant to the plan are form agreements that are not separately negotiated with executives. The Compensation Committee considers the benefits under this plan, including the terms and conditions of the agreements, as part of the total compensation for the executives. Some key terms are listed below.

1.	Change in control is defined in the plan as when someone acquires more than 50% of the voting power of securities of The Laclede Group or if someone acquires between 30% and 50% of the voting power and the Board determines that a de facto change in control has occurred.

2.	The plan does not provide benefit payment to those participants who have reached normal retirement age of 65, such as Mr. Neises. Further, the plan limits the amount of the benefit payable to an amount equal to the participant’s average monthly compensation for the five-year period immediately preceding the cessation of employment multiplied by the number of months until the date the participant would reach normal retirement age of 65.

3.	No benefits are payable if the officer is terminated for cause, with cause defined as irreversible incapacity or disability for six months that renders the officer unable to perform the services for which he was employed, any conduct in the performance of duties that involves moral turpitude, or death.

4.	To the extent that any payment under the plan would trigger an adverse tax consequence under Section 280G or 4999 of the Internal Revenue Code or an excise tax by the participant, the officer does not receive any gross-up payment, and the amount of the benefit is reduced to the extent necessary to avoid such adverse tax consequence.

     If, after a change in control, a participant is terminated other than for cause, resigns or retires within 54 months in the case of the President and any Executive Vice President, or within 42 months in the case of all other officers, then the participant is entitled to a lump-sum payment of an amount equal to the average annual compensation paid to the participant for the five-year period immediately preceding cessation of employment multiplied by 2.99 for the President or an Executive Vice President, or 2.00 for the other officers. Payments to the named executive officers under this plan must be delayed for six months upon termination to comply with the requirements of Internal Revenue Code Section 409A. The amount of the benefit is reduced for each month the participant remains employed by the company starting with the seventh month after the change in control. The amount of the reduction is 1/48 per month for the President or an Executive Vice President and 1/36 for all other officers. The potential payments to the named executive officers under the plan are as follows assuming a change in control and termination other than for cause on September 30, 2009:

Yaeger	$3,505,435
Waltermire	525,289
Neises	-
Darrell	630,622
Spotanski	511,781

Equity Incentive Plan

     Under the Company’s Equity Incentive Plan, participants, including the named executive officers, have received awards of nonqualified stock options, performance-contingent restricted stock, restricted stock and restricted stock units. The participant’s termination of employment or a change in control of the Company may cause certain events to occur under the awards. Some key terms are defined by the plan:

Change in control:

  One or more persons acquiring 30% or more of the voting power of the Company’s outstanding securities;

  Replacement of a majority of the board by individuals whose nominations were not approved by a majority of the board; or

  Consummation of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities.

Termination for cause: Termination of the participant’s employment with the Company or any of its subsidiaries upon:

  Willful and continued failure of the participant to perform substantially the duties of employment assigned by the Company (other than failure resulting from incapacity due to physical or mental illness) after the Company has given a demand of substantial performance that identifies the manner in which it believes that the participant has not substantially performed such duties; or

  Willful engagement by the participant in misconduct that is materially injurious to the Company.

     The participant’s actions or omissions will be considered willful if done in bad faith or without reasonable belief that the actions or omissions were in the best interests of the Company and its subsidiaries. Any action or omission based upon authority in a board resolution, instructions from the CEO or other senior officer, or advice of Company counsel is conclusively presumed to be done or omitted in good faith and in the best interests of the Company.

Nonqualified stock options

     Some of the named executive officers have vested nonqualified stock options, as reflected in the Outstanding Equity Awards Table. In the event of a change in control without cause, the vested options will expire upon the earlier to occur of:

  The date the participant voluntarily quits employment, other than by retirement or disability;

  Termination by the Company for cause;

  90 days after the date the participant’s employment is terminated for disability or any reason other than voluntary termination, cause, death or retirement;

  18 months after the date the participant’s employment ceases due to death;

  Three years after the date of the participant’s retirement;

  The date the participant violates the provision regarding protection of confidential Company information and non-solicitation of Company employees; and

  The 10th anniversary of the grant date.

Performance-contingent restricted stock (PCRS)

     These shares generally provide for vesting on the third anniversary of the grant date that falls after the end of the performance period, and only to the extent that the Compensation Committee determines that the performance contingency has been met or exceeded. A participant forfeits all non-vested shares upon the participant’s termination of employment for cause.

     If during the performance period a participant dies or leaves the Company due to retirement or disability, the participant remains eligible to earn a prorated award based on the number of full months as a participant during the performance period, as the administrator may determine, if the performance contingency is satisfied.

     Under the awards granted in fiscal year 2007, if a participant’s employment is terminated by the Company within two years of a change in control without cause, the awards are deemed earned at target and the shares become vested in such number as determined by multiplying the total shares in the award by a fraction the numerator of which is the number of months in the performance period to the date of the change in control and the denominator of which is the total number of months in the performance period. Under the awards granted in fiscal years 2008 and 2009, a change in control triggers a benefit at target as calculated above if the award is not assumed or replaced with a comparable award by the successor or surviving entity. If the successor or surviving entity does assume or replace the award, the award will trigger a benefit at target as calculated above if the participant is involuntarily terminated without cause within two years of the change in control. Assuming a change in control termination that triggers a benefit described above for the outstanding PCRS grants from fiscal years 2007, 2008 and 2009, the following table represents the value of the vesting of the awards. The same amounts would be payable in the event of a participant’s death, retirement or termination of employment due to disability if the target level of performance is achieved.

Yaeger	$1,013,040
Waltermire	257,280
Neises	482,400
Darrell	289,440
Spotanski	257,280

Restricted stock

     These shares generally provide for vesting on the third anniversary of the grant date. A participant forfeits all non-vested shares upon the participant’s termination of employment for any reason prior to vesting, other than as a result of a change in control.

     If a participant’s employment is terminated by the Company without cause within two years of a change in control, the shares become vested on the earlier of the vesting date or the date of the change in control. Assuming a change in control and termination without cause on September 30, 2009, the table below indicates the total value of shares of restricted stock. Mr. Neises has none of these restricted shares.

Yaeger	$353,760
Waltermire	96,480
Neises	-
Darrell	96,480
Spotanski	96,480

Restricted stock units

     In February 2008, Mr. Yaeger received an award of restricted stock units. Under the terms of the award, the restricted stock units generally vest on December 1, 2011. The restrictions do not lapse solely upon a change in control. If his employment is terminated by the Company without cause prior to the vesting date, the restrictions lapse upon the date of such termination. Assuming Mr. Yaeger’s termination without cause on September 30, 2009, the value of the 15,000 restricted stock units is $482,400.

Annual Incentive Plan

     Annual incentive awards under the Annual Incentive Plan are deemed earned on a pro rata basis at target upon a change in control. The Grants of Plan Based Awards Table discloses the target level for the named executive officers under this plan. The plan defines change in control as:

  One or more persons acquiring 20% or more of the voting power of the Company’s outstanding securities;

  Replacement of a majority of the board by individuals whose nominations were not approved by a majority of the board; or

  Consummation of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities.

     If a participant’s employment ceases due to termination other than for cause or by death, disability or retirement, the participant is eligible to earn an award on a pro rata basis based upon Company performance and the participant’s achievement of individual metrics. The following table shows the range of threshold to target amounts that could be payable upon termination other than for cause or upon retirement, death or disability assuming a termination without cause on September 30, 2009:

Yaeger	$305,000 -	$457,500
Waltermire	43,700 -	87,400
Neises	86,300 -	172,500
Darrell	48,500 -	97,000
Spotanski	43,700 -	87,400

     Termination for cause under the Annual Incentive Plan has the same meaning as in the Equity Incentive Plan.

Deferred Income Plans

     Under the terms of the deferred income plans, if a participant’s employment is terminated within two years of a change in control, the participant will receive a lump sum payment equal to the greater of (i) the present value of the account balance projected under the minimum retirement income formula through age 65, or (ii) the actual account balance accumulated through the termination date. Since Mr. Neises is past age 65, he would receive his current account balance for any termination.

	Present
	Value
	Projected	Actual
	Through	Account
	Age 65	Balance
Yaeger	$715,294	$723,147
Waltermire	12,625	11,970
Neises	-	1,247,280
Darrell	47,910	45,719
Spotanski	136,670	132,740

OTHER MATTERS

Internal Revenue Code Section 409A Compliance

     In the first quarter of fiscal year 2009, the Company adopted new or restated versions of certain nonqualified plans to meet the requirements of Section 409A of the Internal Revenue Code for benefits that accrue on and after January 1, 2005. Section 409A required that plans be made compliant by December 31, 2008. The following list reflects the new or restated plans for 409A compliance, which were filed as exhibits to the Company’s quarterly report on Form 10-Q for its first fiscal quarter:

  The Laclede Group Deferred Income Plan

  Laclede Gas Company Incentive Compensation Plan II

  The Laclede Group Management Continuity Protection Plan

  Laclede Gas Company Supplemental Retirement Benefit Plan II.

Delivery of Proxy Materials and Annual Report

     Only one proxy statement, proxy card and annual report for 2009 are being delivered by the Company to multiple shareholders sharing an address, unless the Company receives contrary instructions. The Company will deliver, promptly upon written or oral request, a separate copy of this proxy statement and accompanying materials to shareholders at a shared address to which a single copy was delivered.

     A shareholder who wishes to receive a separate copy of this proxy statement, proxy card or the annual report for 2009, now or in the future, or shareholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a request to Investor Services at 314-342-0873, or Investor Services, The Laclede Group, Inc., 720 Olive Street, Room 1517, St. Louis, Missouri 63101.

Requirements, including deadlines, for submission of proxy proposals, nomination of directors and other business of shareholders

     Under the rules of the Securities and Exchange Commission, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2011 must be received by the corporate secretary of The Laclede Group at its principal office at 720 Olive Street, St. Louis, Missouri 63101 by August 24, 2010.

     Also, the procedures to be used by shareholders to recommend nominees to the Corporate Governance Committee are outlined on page 10 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2011, notice must be received by the corporate secretary at the Company’s principal executive offices no later than November 28, 2010 and not before October 29, 2010 (not less than 60 days nor more than 90 days, respectively, prior to January 27, 2011). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting.

     The Chairman of the Board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws of The Laclede Group.

Proxy solicitation

     We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by telephone, electronic transmission or facsimile transmission. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist us in the solicitation of proxies for a fee of $7,000, plus expenses for those services.

C/O COMPUTERSHARE TRUST, N.A. P.O. BOX 43004 PROVIDENCE, RI 02940
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THANK YOU FOR YOUR VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M18255-P87200	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE LACLEDE GROUP, INC.

The Board of Directors recommends that you
vote FOR the following:
Vote on Directors
1.	Election of Directors:
Nominees:
	01)	Brenda D. Newberry
	02)	MaryAnn VanLokeren
	03)	Douglas H. Yaeger
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountant for fiscal year 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please date and sign exactly as your name appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders
January 28, 2010
10:00 a.m.
     Renaissance St. Louis Grand Hotel
800 Washington Avenue, St. Louis, Missouri.

This year’s meeting agenda:
1.	Elect three members of the Board of Directors to serve for a three-year term.
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2010 fiscal year, and
3.	Transact such other business as may properly come before the meeting and any adjournment or postponement.

To attend the meeting, check in with our representatives at the meeting and, if the shares are held in the name of a bank, broker or other holder of record, present proof of ownership of our common stock at check-in.

          We thank you in advance for your vote this year. See the back of this card for directions on how to vote by phone or by Internet as well as how to request electronic delivery of future shareholder communications.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.thelacledegroup.com/annual meeting

M18256-P87200

THE LACLEDE GROUP, INC.
Proxy solicited on behalf of the Board of Directors for
Annual Meeting of Shareholders on January 28, 2010

The undersigned hereby appoints Mary C. Kullman, Mark D. Waltermire, Douglas H. Yaeger and each of them as proxies with full power of substitution to represent and to vote all shares that the undersigned would be entitled to vote if present at the annual meeting of shareholders of The Laclede Group, Inc. and at any adjournment and postponement thereof. The meeting will be held January 28, 2010 at 10:00 a.m. central standard time at the Renaissance St. Louis Grand Hotel, 800 Washington Avenue, St. Louis, Missouri 63101. The undersigned hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(To be signed on reverse side)